PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 29 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                           April 9, 1997
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


     The Medium-Term Notes, Series C (Senior Fixed Rate Notes) (the
"Notes"), as further described below and in the Prospectus Supplement under "Description of Notes --Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date.



Principal Amount:                 $10,000,000

Maturity Date:                    December 15, 1999

Interest Rate:                    6.82% per annum

Interest Accrual Date:            April 14, 1997

Interest Payment Dates:           Each September 15 and March 15, commencing
                                  September 15, 1997, and on the Maturity
                                  Date

Minimum Denomination:             $1,000

Redemption Percentage:            100%

Redemption Dates:                 N/A

Annual Redemption Percentage
  Reduction:                      N/A

Interest Payment Period:          Semi-annually

Specified Currency:               U.S. Dollars

Issue Price:                      100%

Settlement Date (Original
  Issue Date):                    April 14, 1997

Book Entry Note or
  Certificated Note:              Book Entry Note

Senior Note or Subordinated
  Note:                           Senior Note

Total Amount of OID:              N/A

Original Yield to Maturity:       N/A

Initial Accrual Period OID:       N/A

Trustee:                          The Chase Manhattan Bank

CUSIP:                            61745EKD2


     Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.



                           MORGAN STANLEY & CO.
                               Incorporated